Exhibit 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS FOURTH QUARTER AND FULL YEAR RESULTS; PROVIDES 2011 OUTLOOK

Adjusted EPS $0.62; Adjusted EBIT Return on Invested Capital 27.8%

COLUMBIA, Maryland, February 10, 2011 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the fourth quarter and year ended December 31, 2010.  The following are performance measures for the fourth quarter:

•

Sales increased 2.2% to $693.0 million from $678.3 million in the prior year quarter. Sales increased 4.1% overall and 8.1% in emerging regions excluding sales of the ART joint venture from both periods.

•	Adjusted EBIT increased 31.6% to $79.6 million from $60.5 million in the prior year quarter. Adjusted EPS was $0.62 compared with $0.47 in the prior year quarter.
•

Grace net income decreased 3.2% to $44.9 million in the fourth quarter compared with $46.4 million in the prior year quarter. Grace’s diluted EPS was $0.60 compared with $0.63 in the prior year quarter.

•	Adjusted Operating Cash Flow was $141.2 million in the fourth quarter.
•	Adjusted EBIT Return on Invested Capital was 27.8% on a trailing four quarter basis.

“We had a good quarter and a very good year,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “I am pleased with the progress we are making in building a stronger company, and we are well positioned for a successful 2011.  We are making important investments in our businesses, particularly in the emerging regions, which will continue to drive our growth in sales, earnings, and returns to shareholders.”

Grace completed acquisitions with an aggregate purchase price of $34.7 million in the fourth quarter.  These acquisitions support Grace’s strategies to grow in emerging regions and to expand into adjacent product technologies.

Fourth Quarter Results

Sales increased 4.1% overall and 8.1% in emerging regions compared with the prior year quarter, excluding sales of the ART joint venture from both periods.  The sales increase was due to higher sales volumes (5.3%) and improved pricing (1.4%), partially offset by unfavorable currency translation (2.6%).  As reported, sales were $693.0 million compared with $678.3 million in the prior year quarter, an increase of 2.2%.  Sales in emerging regions were 34.0% of total Grace sales in the fourth quarter.

Gross profit percentage was 34.9% compared with 36.6% in the prior year quarter.  The decrease in gross profit percentage was due primarily to higher raw material costs partially offset by improved prices and better operating leverage.  Gross profit percentage for the fourth quarter decreased 1.1 percentage points compared with the 2010 third quarter due primarily to product mix in Grace Davison and seasonably lower operating leverage and higher raw material costs in GCP.

Adjusted EBIT (see note A to Chart 2) was $79.6 million, an increase of 31.6% compared with $60.5 million in the prior year quarter.  Adjusted EBIT margin was 11.5% compared with 8.9% in the prior year quarter.  The increase in Adjusted EBIT was due primarily to the increase in sales volumes and lower operating expenses compared with the prior year quarter.  Grace net income for the fourth quarter was $44.9 million, or $0.60 per diluted share, compared with $46.4 million, or $0.63 per diluted share, in the prior year quarter.  Grace net income in the prior year quarter included a net benefit from income taxes related primarily to the settlement of a tax matter with the U.S. Internal Revenue Service compared with a net provision for income taxes in the 2010 fourth quarter.

On November 30, 2009, Grace completed the sale of a 5% interest in ART, its joint venture with Chevron Products Company.  Grace deconsolidated ART’s results from its consolidated financial statements on a prospective basis effective December 1, 2009.  As a result, Grace now reports its investment in ART and its portion of ART’s income using the equity method of accounting.  Grace’s sales and gross profit percentage excluding ART would have been $665.7 million and 36.7%, respectively, in the prior year quarter.  Adjusted EBIT is not affected by the deconsolidation of ART except for the effect of the reduction in Grace’s ownership from 55% to 50%.

Full Year Results

Sales increased 3.3% overall and 13.2% in emerging regions for 2010 compared with the prior year period, excluding sales of the ART joint venture from both periods.  The sales increase was due to higher sales volumes (3.4%) and improved pricing (0.9%), partially offset by unfavorable currency translation (1.0%).  As reported, sales were $2,675.0 million compared with $2,825.0 million in the prior year period, a decrease of 5.3% reflecting the deconsolidation of ART in December 2009.

Grace net income for 2010 was $207.1 million, or $2.78 per diluted share, compared with $71.2 million, or $0.98 per diluted share, in the prior year period.

Grace Davison

Segment operating income up 11% for fourth quarter; up 30% for 2010

Fourth quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were up 5.2% compared with the prior year quarter, excluding sales of the ART joint venture from both periods. The sales increase was due to higher sales volumes (7.1%) and improved pricing (1.8%), partially offset by unfavorable currency translation (3.7%).  Sales volumes in the emerging regions increased approximately 10% compared with the prior year quarter.  As reported, fourth quarter sales increased 2.3% from $460.8 million in the prior year quarter.

Sales of this operating segment are reported by product group as follows:

•                  Refining Technologies — sales of catalysts and chemical additives used by petroleum refineries were $201.4 million in the fourth quarter, an increase of 7.1% from the prior year quarter, excluding sales of the ART joint venture from both periods.  Sales increased 6.2% compared with the 2010 third quarter.  As reported, fourth quarter sales increased 0.4% from $200.6 million in the prior year quarter.

•                  Materials Technologies — sales of engineered materials, coatings and sealants used in industrial and packaging applications were $167.0 million in the fourth quarter.  Sales increased 3.9% and sales volumes increased approximately 9% compared with the prior year quarter.  Sales in this product group were favorably affected by increased customer demand for industrial and consumer goods across all regions.

•                  Specialty Technologies — sales of highly specialized catalysts, materials and equipment used in unique or proprietary applications and markets were $102.9 million in the fourth quarter, an increase of 3.5% from the prior year quarter.  Sales increased 27.5% in the emerging regions.  Sales in this product group were favorably affected by strong demand for polyolefin catalysts.

Gross profit percentage was 35.6% compared with 37.1% in the prior year quarter and 36.3% in the 2010 third quarter.  The decrease in gross profit percentage compared with the prior year quarter is due primarily to higher raw material costs partially offset by improved prices and better operating leverage.  Segment operating income for the fourth quarter was $102.1 million compared with $92.2 million in the prior year quarter, a 10.7% increase due primarily to higher sales volumes, improved pricing, and improved product mix, partially offset by higher costs for certain raw materials and unfavorable currency translation.  Segment operating margin was 21.7% compared with 20.0% in the prior year quarter.  ART’s contribution to segment operating income increased significantly over the 2010 third quarter reflecting the uneven order pattern of the hydroprocessing catalyst business.

Sales of the Grace Davison operating segment for 2010 increased 5.9% compared with the prior year, excluding sales of the ART joint venture from both periods.  As reported, sales decreased 6.9% from $1,935.4 million in the prior year.  Gross profit percentage was 35.8% compared with 31.4% in the prior year.  Segment operating income of Grace Davison for the year was $399.6 million, an increase of 30.0% compared with the prior year period.  Segment operating margin was 22.2% compared with 15.9% in the prior year.

Grace Construction Products

Fourth quarter sales up 2%; Emerging regions sales volumes up 13%

Fourth quarter sales for the Grace Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $221.7 million, up 1.9% from the prior year quarter due to higher sales volumes (1.6%) and improved prices (0.8%), partially offset by unfavorable currency translation (0.5%).  The higher sales volumes were due primarily to increased demand for SCC products in the Americas and for all products in Asia, partially offset by lower customer demand in Europe.  Sales volumes in emerging regions increased approximately 13% compared with the prior year quarter.  Grace Construction Products continues to invest for growth in the emerging regions, including new SCC manufacturing locations and SCC and SBM acquisitions during the fourth quarter.

Construction spending continued to grow in the fourth quarter in emerging regions.  In the United States and certain countries in Europe, however, overall construction spending decreased in the fourth quarter compared with the prior year quarter.  The most recent industry data indicates that fourth quarter commercial construction starts in the U.S. were down approximately 10% from the prior year quarter and that fourth quarter residential housing starts decreased approximately 5% from the prior year quarter.

Sales of this operating segment are reported by geographic region as follows:

•                  Americas - sales to customers in the Americas were $114.9 million in the fourth quarter, an increase of 7.2% from the prior year quarter.   Sales in North America increased 1.8% due primarily to increased customer demand for SCC products partially offset by weaker customer demand for SBM products.  Sales in Latin America grew 35.0% driven by improved pricing, sales to new customers, and better product penetration.  Overall sales in the Americas increased $1.9 million, or 1.7%, from the 2010 third quarter.

•                  Europe — sales to customers in Europe, the Middle East, Africa and India were $62.0 million in the fourth quarter, a decrease of 16.8% from the prior year quarter, due primarily to continued weak customer demand and the effect of severe winter weather on construction activity in North and Central Europe.  Sales in this region decreased $7.2 million, or 10.4%, from the 2010 third quarter.

•                  Asia — sales to customers in Asia (excluding India), Australia and New Zealand were $44.8 million in the fourth quarter, an increase of 25.1% from the prior year quarter.  Sales increased due primarily to higher sales volumes to new and existing customers throughout the region.  Sales in this region increased $3.2 million, or 7.7%, from the 2010 third quarter.

Gross profit percentage was 33.6% in the fourth quarter compared with 36.0% in the prior year quarter and 35.7% in the 2010 third quarter.  The decrease in gross profit percentage compared with the prior year quarter is due primarily to higher raw material costs partially offset by improved prices.  Segment operating income for the fourth quarter was $20.3 million compared with $21.6 million for the prior year quarter, a 6.0% decrease.  The decrease was due primarily to lower gross profit percentage, partially offset by cost savings from restructuring actions taken in 2010.  Segment operating margin was 9.2% compared with 9.9% in the prior year quarter.

Sales of the Grace Construction Products operating segment for 2010 decreased 1.8% compared with the prior year.  Gross profit percentage was 34.8% compared with 36.0% in the prior year.  Segment operating income of Grace Construction Products was $89.9 million, a decrease of 12.2% compared with the prior year.  Segment operating margin was 10.3% compared with 11.5% in the prior year.  Lower sales and segment operating income were due primarily to continued weak customer demand in North America and Europe and raw material inflation, partially offset by increased sales in emerging regions.

Corporate Costs

Corporate costs decreased $8.6 million in the fourth quarter compared with the prior year quarter.  The prior year quarter included costs to settle a commercial dispute and a provision for environmental remediation.

Pension Expense

Defined benefit pension expense for the fourth quarter was $19.8 million compared with $21.7 million for the prior year quarter, an 8.8% decrease.  The decrease in costs was due primarily to strong pension plan asset performance in the U.S. in 2009.

Interest

Interest expense was $10.2 million for the fourth quarter compared with $9.8 million for the prior year quarter.  The annualized weighted average interest rate on pre-petition obligations for the fourth quarter was 3.5%.

Income Taxes

Income taxes are recorded at a global effective tax rate of approximately 32% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace has not been required to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income.  Income taxes in foreign jurisdictions are generally paid in cash.  Grace expects to generate significant U.S. Federal net operating losses upon emergence.  Income taxes paid in cash, before refunds, were $32.6 million for 2010, or approximately 14% of income before income taxes.

Cash Flow Performance Measure

Adjusted Operating Cash Flow (see note A to Chart 2) was $369.2 million for 2010 compared with $415.8 million in the prior year period.  The prior year period benefited from a significant reduction of net working capital.  Capital expenditures for 2010 were $112.9 million compared with $93.8 million for the prior year period.  Net working capital days were 53 days in 2010, compared with 52 days in the prior year period and 56 days in the 2010 third quarter.

Chapter 11 Proceedings

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming Grace’s Joint Plan of Reorganization (the “Plan”).  The confirmation order must next be confirmed by the United States District Court.  The timing of Grace’s emergence from Chapter 11 will depend on affirmation of the Plan by the District Court and the satisfaction or waiver of the other conditions set forth in the Plan, including the resolution of any appeals.  Grace is preparing to consummate the Plan as quickly as practicable.  The Plan sets forth how all pre-petition claims and demands against Grace will be resolved.  See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Plan.

Grace has not adjusted its accounting for asbestos-related assets and liabilities to reflect the Plan.  At this time, Grace is unable to determine a reasonable estimate of the value of certain consideration payable to the asbestos trusts under the Plan.  These values will ultimately be determined on the effective date of the Plan.  Grace expects to adjust its accounting for the Plan when the consideration can be measured and material conditions to the Plan are satisfied.  Grace expects that such adjustments may be material to Grace’s consolidated financial position and results of operations.

2011 Outlook

As of February 10, 2011, Grace expects to report 2011 sales of $2.85 billion to $2.95 billion. Grace expects increased sales of 7% to 10%, resulting from increases in customer demand, new products and other growth initiatives, and improved pricing.  Grace expects construction spending to remain weak in 2011 in North America and Western Europe, with stronger spending in Asia, the Middle East and Latin America.

Grace expects to maintain its gross profit percentage in the mid-30 percent range.  Grace expects to experience higher costs for certain raw materials, including rare earths used in refining catalysts, in 2011 and intends to mitigate these cost increases by increasing prices and improving productivity in its manufacturing and supply chain operations.

Grace expects to report 2011 Adjusted EBIT of $365 million to $385 million, an increase of 12% to 18% over 2010, driven primarily by higher sales volumes.  Grace also expects to benefit from the full year effects of restructuring actions completed during 2010, partially offset by new investments in sales, technical service, marketing and research and development, primarily in the faster growing emerging regions.  Grace expects 2011 Adjusted EBITDA to be $485 million to $505 million.

Grace intends to continue its focus on working capital productivity, and expects to further reduce net working capital days in 2011.  Grace expects capital expenditures to be approximately $140 million to $150 million.

Grace is unable to make a reasonable estimate of the income effects of the consummation of the Plan because the value of certain consideration payable to the asbestos trusts under the Plan (primarily the deferred payments and the warrants) will not ultimately be determined until the effective date of the Plan, the timing of which is uncertain.  When the Plan is consummated, Grace expects to reduce its liabilities subject to compromise, including asbestos-related contingencies, recognize the value of the deferred payments and the warrants and recognize expense for the costs of consummating the Plan and the income tax effects of these items.

Investor Call

Grace will discuss these results during an investor conference call and webcast today starting at 12:00 p.m. ET.  To access the call and webcast, interested participants should go to the Investor Information — Investor Presentations portion of the company’s website, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.700.7101 (international callers dial +1.617.213.8837) and entering conference ID #29552181.  Investors are advised to access the call at least ten minutes early in order to register.  An audio replay will be available from 3:00 p.m. ET on February 10 until 11:59 p.m. ET on February 17.  The replay will be accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID #41593400.

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Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding its Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace’s bankruptcy, proposed plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace’s underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging regions, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace’s projections and forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

Chart 1

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2010	2009	2010	2009

Net sales	$693.0	$678.3	$2,675.0	$2,825.0
Cost of goods sold	451.3	429.9	1,729.6	1,900.5
Gross profit	241.7	248.4	945.4	924.5

Selling, general and administrative expenses	135.0	148.8	511.2	574.6
Restructuring expenses and related asset impairments	2.1	6.5	11.2	33.4
Gains on sales of product lines and gain related to the sale of interest in an unconsolidated affiliate	—	(11.7)	—	(33.9)
Research and development expenses	15.4	17.3	60.3	70.1
Defined benefit pension expense	19.8	21.7	77.1	85.6
Interest expense and related financing costs	10.2	9.8	41.3	38.3
Provision for environmental remediation	4.5	3.3	4.5	4.4
Chapter 11 expenses, net of interest income	3.3	11.6	17.7	48.0
Equity in earnings of unconsolidated affiliates	(4.8)	(2.3)	(17.8)	(1.7)
Other (income) expense, net	(0.2)	2.4	—	13.0
Total costs and expenses	185.3	207.4	705.5	831.8
Income before income taxes	56.4	41.0	239.9	92.7
Benefit from (provision for) income taxes	(11.6)	5.5	(32.5)	(11.5)
Net income	44.8	46.5	207.4	81.2
Less: Net income attributable to noncontrolling interests	0.1	(0.1)	(0.3)	(10.0)
Net income attributable to W. R. Grace & Co. shareholders	$44.9	$46.4	$207.1	$71.2

Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.62	$0.64	$2.85	$0.99
Weighted average number of basic shares	73.0	72.3	72.7	72.2

Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.60	$0.63	$2.78	$0.98
Weighted average number of diluted shares	74.8	73.7	74.4	72.6

Chart 2

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

	Three Months Ended December 31,					Twelve Months Ended December 31,
(in millions)	2010	2009	$ Change	% Change		2010	2009	$ Change	% Change
Net sales:
Grace Davison	$471.3	$460.8	$10.5	2.3%		$1,801.7	$1,935.4	$(133.7)	(6.9)%
Refining Technologies	201.4	200.6	0.8	0.4%		742.0	992.1	(250.1)	(25.2)%
Materials Technologies	167.0	160.8	6.2	3.9%		673.6	606.0	67.6	11.2%
Specialty Technologies	102.9	99.4	3.5	3.5%		386.1	337.3	48.8	14.5%

Grace Construction Products	221.7	217.5	4.2	1.9%		873.3	889.6	(16.3)	(1.8)%
Americas	114.9	107.2	7.7	7.2%		448.3	458.4	(10.1)	(2.2)%
Europe	62.0	74.5	(12.5)	(16.8)%		265.5	296.6	(31.1)	(10.5)%
Asia Pacific	44.8	35.8	9.0	25.1%		159.5	134.6	24.9	18.5%
Total Grace net sales	$693.0	$678.3	$14.7	2.2%		$2,675.0	$2,825.0	$(150.0)	(5.3)%
Net sales by region:
North America	$220.7	$207.8	$12.9	6.2%		$854.2	$958.5	$(104.3)	(10.9)%
Europe Middle East Africa	262.8	281.8	(19.0)	(6.7)%		1,052.6	1,097.5	(44.9)	(4.1)%
Asia Pacific	134.7	115.4	19.3	16.7%		483.2	514.9	(31.7)	(6.2)%
Latin America	74.8	73.3	1.5	2.0%		285.0	254.1	30.9	12.2%
Total net sales by region	$693.0	$678.3	$14.7	2.2%		$2,675.0	$2,825.0	$(150.0)	(5.3)%

Profitability performance measures:
Adjusted EBIT (A)(B)(C)
Grace Davison segment operating income	$102.1	$92.2	$9.9	10.7%		$399.6	$307.3	$92.3	30.0%
Grace Construction Products segment operating income	20.3	21.6	(1.3)	(6.0)%		89.9	102.4	(12.5)	(12.2)%
Corporate support functions (including performance based compensation)	(15.9)	(15.8)	(0.1)	(0.6)%		(63.6)	(57.7)	(5.9)	(10.2)%
Other corporate costs (including environmental remediation)	(7.1)	(15.8)	8.7	55.1%		(22.4)	(37.4)	15.0	40.1%
Defined benefit pension expense (C)	(19.8)	(21.7)	1.9	8.8%		(77.1)	(85.6)	8.5	9.9%
Adjusted EBIT	79.6	60.5	19.1	31.6%		326.4	229.0	97.4	42.5%
Chapter 11- and asbestos-related costs, net	(11.2)	(15.4)	4.2	27.3%		(35.3)	(109.9)	74.6	67.9%
Restructuring expenses and related asset impairments	(2.1)	(6.5)	4.4	67.7%		(11.2)	(33.4)	22.2	66.5%
Gains on sales of product lines and gain related to the sale of interest in an unconsolidated affiliate	—	11.7	(11.7)	(100.0)%		—	33.9	(33.9)	(100.0)%
Interest expense and related financing costs	(10.2)	(9.8)	(0.4)	(4.1)%		(41.3)	(38.3)	(3.0)	(7.8)%
Interest income of non-Debtor subsidiaries	0.4	0.4	—	—%		1.0	1.4	(0.4)	(28.6)%
Benefit from (provision for) income taxes	(11.6)	5.5	(17.1)	NM		(32.5)	(11.5)	(21.0)	182.6%
Net income attributable to W.R. Grace & Co. shareholders	$44.9	$46.4	$(1.5)	(3.2)%		$207.1	$71.2	$135.9	190.9%

Diluted EPS (GAAP)	$0.60	$0.63	$(0.03)	(4.8)%		$2.78	$0.98	$1.80	183.7%
Adjusted EPS (non-GAAP)	$0.62	$0.47	$0.15	31.9%		$2.63	$1.87	$0.76	40.6%

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of filing entity interest income	$3.3	$11.6	$(8.3)	(71.6)%		$17.7	$48.0	$(30.3)	(63.1)%
Legal defense costs	—	0.5	(0.5)	(100.0)%		0.1	36.0	(35.9)	(99.7)%
Asbestos administration costs	1.3	2.0	(0.7)	(35.0)%		6.1	7.9	(1.8)	(22.8)%
Provision for environmental remediation related to asbestos	3.7	0.1	3.6	NM		3.7	4.7	(1.0)	(21.3)%
D&O insurance cost related to Chapter 11	0.9	0.8	0.1	12.5%		3.5	3.3	0.2	6.1%
Chapter 11 financing related (D):
Translation effects- intercompany loans	6.2	7.5	(1.3)	(17.3)%		25.2	(11.0)	36.2	NM
Value of currency forward contracts - intercompany loans	(4.7)	(8.0)	3.3	(41.3)%		(25.4)	15.9	(41.3)	NM
Certain other currency translations costs, net	0.5	0.9	(0.4)	(44.4)%		4.3	6.3	(2.0)	(31.7)%
COLI income, net	—	—	—	—%		0.1	(1.2)	1.3	108.3%
Chapter 11- and asbestos-related costs, net:	$11.2	$15.4	$(4.2)	(27.3)%		$35.3	$109.9	$(74.6)	(67.9)%

Profitability performance measures:
Gross profit percentage:
Grace Davison	35.6%	37.1%	NM	(1.5	)pts	35.8%	31.4%	NM	4.4	pts
Grace Construction Products	33.6%	36.0%	NM	(2.4	)pts	34.8%	36.0%	NM	(1.2	)pts
Total Grace	34.9%	36.6%	NM	(1.7	)pts	35.3%	32.7%	NM	2.6	pts

Adjusted EBIT and Adjusted EBITDA:
Adjusted EBIT	$79.6	$60.5	$19.1	31.6%		$326.4	$229.0	$97.4	42.5%
Depreciation and amortization	28.7	28.5	0.2	0.7%		115.6	113.0	2.6	2.3%
Adjusted EBITDA	$108.3	$89.0	$19.3	21.7%		$442.0	$342.0	$100.0	29.2%

Operating margin as a percentage of sales: (B)(C)
Grace Davison segment operating income	21.7%	20.0%	NM	1.7	pts	22.2%	15.9%	NM	6.3	pts
Grace Construction Products segment operating income	9.2%	9.9%	NM	(0.8	)pts	10.3%	11.5%	NM	(1.2	)pts
Adjusted EBIT	11.5%	8.9%	NM	2.6	pts	12.2%	8.1%	NM	4.1	pts
Adjusted EBITDA	15.6%	13.1%	NM	2.5	pts	16.5%	12.1%	NM	4.4	pts

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in millions)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
Cash flow performance measure:
Net income attributable to W.R. Grace & Co. shareholders	$44.9	$46.4	$(1.5)	(3.2)%	$207.1	$71.2	$135.9	190.9%
Chapter 11- and asbestos-related costs, net	11.2	15.4	(4.2)	(27.3)%	35.3	109.9	(74.6)	(67.9)%
Restructuring expenses and related asset impairments	2.1	6.5	(4.4)	(67.7)%	11.2	33.4	(22.2)	(66.5)%
Gains on sales of product lines and gain related to the sale of interest in an unconsolidated affiliate	—	(11.7)	11.7	100.0%	—	(33.9)	33.9	100.0%
Interest expense and related financing costs	10.2	9.8	0.4	4.1%	41.3	38.3	3.0	7.8%
Interest income of non-Debtor subsidiaries	(0.4)	(0.4)	—	—%	(1.0)	(1.4)	0.4	28.6%
Benefit from (provision for) income taxes	11.6	(5.5)	17.1	NM	32.5	11.5	21.0	182.6%
Adjusted EBIT	79.6	60.5	19.1	31.6%	326.4	229.0	97.4	42.5%
Depreciation and Amortization	28.7	28.5	0.2	0.7%	115.6	113.0	2.6	2.3%
Adjusted EBITDA	108.3	89.0	19.3	21.7%	442.0	342.0	100.0	29.2%
Defined benefit pension expense	19.8	21.7	(1.9)	(8.8)%	77.1	85.6	(8.5)	(9.9)%
Change in net working capital	39.2	93.9	(54.7)	(58.3)%	(0.8)	181.5	(182.3)	(100.4)%
Change in other assets and liabilities	17.8	(75.9)	93.7	123.5%	(36.2)	(99.5)	63.3	63.6%
Capital expenditures	(43.9)	(40.3)	(3.6)	(8.9)%	(112.9)	(93.8)	(19.1)	(20.4)%
Adjusted Operating Cash Flow	$141.2	$88.4	$52.8	59.7%	$369.2	$415.8	$(46.6)	(11.2)%

	2010	2009
Calculation of Adjusted EBIT return on invested capital (trailing four quarters):
Adjusted EBIT	$326.4	$229.0
Invested Capital:
Trade accounts receivable	386.1	373.2
Inventories	259.3	220.6
Accounts payable	(215.6)	(174.2)
	429.8	419.6
Other current assets	90.6	80.4
Properties and equipment, net	702.5	690.1
Goodwill and other intangible assets	125.5	118.6
Investments in unconsolidated affiliates	56.4	45.7
Other assets	97.5	100.6
Other current liabilities	(268.4)	(294.4)
Other liabilities	(58.3)	(58.8)
Total Invested Capital (E)	$1,175.6	$1,101.8

Adjusted EBIT return on invested capital	27.8%	20.8%

Amounts may not add due to rounding.

Note (A): In the above chart Grace presents its results of operations by operating segment and for adjusted operations.  Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11- and asbestos- related costs, net, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments.  Grace uses Adjusted EBIT as a performance measure in significant business decisions.  Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.  Segment Operating Income means Adjusted EBIT adjusted for defined benefit pension expense and corporate costs.  Adjusted Operating Cash Flow means Adjusted EBITDA plus pension expense plus or minus the change in net working capital and specified other assets and liabilities minus capital expenditures. Adjusted Operating Cash Flow excludes the cash flow effects of income taxes, defined benefit pension arrangements, Chapter 11- and asbestos- related costs, and any restructuring or divestment activities.  Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities.  Adjusted EBIT, Adjusted EBITDA, Adjusted Operating Cash Flow and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of items related to asbestos and Chapter 11.

Note (B): Grace’s segment operating income includes only Grace’s share of income of consolidated and unconsolidated joint ventures.

Note (C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Grace Davison and Grace Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

Note (D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities.  In addition, Grace has accumulated significant cash during its bankruptcy.  The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace’s emergence from bankruptcy.  Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos- related costs, net.

Note (E): Total invested capital excludes the cash value of life insurance policies, net of policy loans of $5.0 and $4.4 million in other assets in 2010 and 2009, respectively.

NM — Not Meaningful

Chart 3

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Twelve Months Ended
	December 31,
In millions	2010	2009
Operating Activities

Net income	$207.4	$81.2
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	115.6	113.0
Equity in (earnings) losses of unconsolidated affiliates	(17.8)	(1.7)
Provision for income taxes	32.5	11.5
Income taxes (paid), net of refunds	(13.8)	28.2
Defined benefit pension expense	77.1	85.6
Payments under defined benefit pension arrangements	(63.3)	(61.4)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Trade accounts receivable	(15.8)	96.8
Inventories	(37.1)	84.8
Accounts payable	37.3	(32.1)
Other accruals and non-cash items	5.6	27.5
Net cash provided by operating activities	327.7	433.4
Investing Activities
Capital expenditures	(112.9)	(93.8)
Purchase of equity investment	(0.2)	(2.5)
Businesses acquired, net of cash acquired	(34.7)	—
Proceeds from termination of life insurance policies	—	68.8
Transfer to restricted cash and cash equivalents related to letter of credit facility	(97.8)	—
Proceeds from sales of investment securities	—	22.5
Proceeds from sales of product lines and the interest in an unconsolidated affiliate	—	40.6
Other investing activities	0.7	(9.5)
Net cash provided by (used for) investing activities	(244.9)	26.1
Financing Activities
Dividends paid to noncontrolling interests in consolidated entities	—	(40.4)
Net (repayments) borrowings under credit arrangements	28.9	(0.4)
Proceeds from exercise of stock options	10.4	1.4
Other financing activities	2.2	(1.9)
Net cash provided by (used for) financing activities	41.5	(41.3)
Effect of currency exchange rate changes on cash and cash equivalents	(1.6)	14.7
Increase in cash and cash equivalents	122.7	432.9
Cash and cash equivalents, beginning of period	893.0	460.1
Cash and cash equivalents, end of period	$1,015.7	$893.0

Chart 4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
In millions	2010	2009

ASSETS
Current Assets
Cash and cash equivalents	$1,015.7	$893.0
Restricted cash and cash equivalents related to letter of credit facility	97.8	—
Trade accounts receivable, less allowance of $7.0 (2009- $7.9)	380.8	365.8
Accounts receivable - unconsolidated affiliate	5.3	7.4
Inventories	259.3	220.6
Deferred income taxes	54.7	61.5
Other current assets	90.6	80.4
Total Current Assets	1,904.2	1,628.7

Properties and equipment, net	702.5	690.1
Goodwill	125.5	118.6
Deferred income taxes	845.0	843.4
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	35.6	36.7
Investments in unconsolidated affiliates	56.4	45.7
Other assets	102.5	105.0
Total Assets	$4,271.7	$3,968.2

LIABILITIES AND EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$37.0	$10.8
Debt payable - unconsolidated affiliate	2.3	1.8
Accounts payable	207.1	170.1
Accounts payable - unconsolidated affiliate	8.5	4.1
Other current liabilities	278.0	307.9
Total Current Liabilities	532.9	494.7

Debt payable after one year	2.9	0.4
Debt payable - unconsolidated affiliate	12.6	10.5
Deferred income taxes	34.6	34.2
Underfunded and unfunded defined benefit pension plans	539.8	530.4
Other liabilities	43.6	41.4
Total Liabilities Not Subject to Compromise	1,166.4	1,111.6

Liabilities Subject to Compromise
Debt plus accrued interest	911.4	882.0
Income tax contingencies	97.9	117.9
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	144.0	148.4
Postretirement benefits	181.1	171.2
Other liabilities and accrued interest	139.7	127.6
Total Liabilities Subject to Compromise	3,174.1	3,147.1
Total Liabilities	4,340.5	4,258.7

Equity (Deficit)
Common stock	0.7	0.7
Paid-in capital	455.9	445.9
Retained earnings (Accumulated deficit)	31.7	(175.4)
Treasury stock, at cost	(45.9)	(55.9)
Accumulated other comprehensive income (loss)	(518.1)	(514.5)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	(75.7)	(299.2)
Noncontrolling interests	6.9	8.7
Total Equity (Deficit)	(68.8)	(290.5)
Total Liabilities and Equity (Deficit)	$4,271.7	$3,968.2

Chart 5

W. R. Grace & Co.

Adjusted Earnings Per Share (unaudited)

	Three Months Ended December 31, 2010				Twelve Months Ended December 31, 2010
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.60				$2.78

Restructuring charges and related asset impairments	$2.1	$0.6	$1.5	0.02	$11.2	$3.3	$7.9	0.11
Chapter 11- and asbestos-related costs, net	11.2	6.4	4.8	0.06	35.3	12.8	22.5	0.30

Discrete tax items:
U.S. federal income tax settlement						16.9	(16.9)	(0.23)
Massachusetts tax settlement		10.0	(10.0)	(0.13)		10.0	(10.0)	(0.13)
U.S. taxes on repatriated earnings		(5.6)	5.6	0.07		(5.6)	5.6	0.08
Other adjustments to uncertain tax positions		0.2	(0.2)	—		21.2	(21.2)	(0.28)

Adjusted EPS (non-GAAP) (A)				$0.62				$2.63

	Three Months Ended December 31, 2009				Twelve Months Ended December 31, 2009
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.63				$0.98

Restructuring charges and related asset impairments	6.5	1.4	5.1	0.07	33.4	8.9	24.5	0.34
Chapter 11- and asbestos-related costs, net	15.4	4.0	11.4	0.15	109.9	30.1	79.8	1.10
Gain on sales of product lines	(11.7)	(4.1)	(7.6)	(0.10)	(33.9)	(11.9)	(22.0)	(0.30)

Discrete tax items, including adjustments to uncertain tax positions		20.9	(20.9)	(0.28)		18.2	(18.2)	(0.25)

Adjusted EPS (non-GAAP) (A)				$0.47				$1.87

Note (A): In the above chart Grace presents its Adjusted Diluted Earnings Per Share (EPS). Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net, and certain discrete tax items.  Adjusted  EPS does not purport to represent Diluted EPS as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. This measure is provided to distinguish the operating results of Grace’s current business base from the income and expense items related to restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net and certain discrete tax items.